Exhibit 10.5

FINAL VERSION

EASTON-BELL SPORTS, INC.

2012 CASH INCENTIVE PLAN

Effective as of December 14, 2012

The following sets forth terms and conditions of the cash incentive plan for specified members of management, directors, consultants and representatives of Easton-Bell Sports, Inc., its subsidiaries and its parent companies. Certain capitalized terms have the meanings set forth herein opposite the heading “Key Definitions”.

Plan:	The cash incentive plan shall be referred to as the Easton-Bell Sports Inc. 2012 Cash Incentive Plan (the “CIP”).

Eligibility:	Certain members of management, members of the board of directors, board of managers or equivalent governing body, consultants and representatives of Easton-Bell Sports, Inc. (the “Company”), its subsidiaries and its parent companies shall be eligible to participate in the CIP. The Board shall award interests in the CIP to any such persons who the Board considers to be in a position to enhance the success of the Company, its subsidiaries or its parent companies.

Interests:	The interests in the CIP shall be referred to as “Units” and each grant of Units shall be evidenced by a certificate, in the form attached as Exhibit A hereto, executed by the Company. Up to 21,200 Units may be issued under the CIP (such maximum amount of Units being the “Maximum Unit Amount”). In the event any previously granted Units are forfeited, the Board shall be authorized to grant such amount of Units to additional eligible participants provided the aggregate amount of Units outstanding shall not exceed the Maximum Unit Amount.

Each holder of Units shall be referred to as a “Unitholder”. A Unitholder who is employed by Parent, the Company or any of its subsidiaries shall be referred to as a “Management Unitholder”. Any other Unitholder shall be referred to as an “Other Unitholder”.

Vesting:	Unless otherwise determined by the Board on the date of grant and subject to the other provisions of the CIP, 100% of the outstanding Units will vest upon a Liquidity Event that occurs prior to the seven-year anniversary of the effective date of the CIP (a “Qualified Liquidity Event”).

Vesting for any Units may be accelerated at any time in the discretion of the Board.

Payment:	Upon the occurrence of a Qualified Liquidity Event, subject to the other limitations set forth herein and the limitations of any indebtedness of the Company or any of its subsidiaries, after satisfaction of all obligations (including any such indebtedness) of the Company and its subsidiaries (but prior to any payments to with respect to equity securities of the Company), each Unitholder shall have the right to receive from the Company (or its designee) a cash payment (a “Payment”) equal to the product of (i) the outstanding Units held by such Unitholder, multiplied by (ii) the quotient obtained when $21,200,000 (the “Aggregate CIP Proceeds”) is divided by the aggregate amount of outstanding Units held by all Unitholders at the time of such Qualified Liquidity Event; provided, that in the case of a Partial Sale, Unitholders that are not employed by the business being sold or whose employment relationship with Parent, the Company or any of its subsidiaries is not primarily related to the assets being sold in such Partial Sale shall only receive 50% of the Payment amount that would otherwise be made absent this proviso.

Subject to the immediately succeeding paragraph, in the event that the Total Enterprise Value equals or exceeds the Threshold TEV at the time of an initial public offering or Change of Control that otherwise constitutes a Qualified Liquidity Event, then the Aggregate CIP Proceeds shall be increased to $27,723,076.92 (the incremental amount of such increase being “Incremental Additional CIP Proceeds”), and the Payment to each Unitholder as a result of such initial public offering or Change of Control shall be calculated accordingly. If a subsequent related purchase price adjustment, earnout or similar future payment following any such Change of Control would have resulted in an increase in the Aggregate CIP Proceeds in accordance with the immediately preceding sentence if such additional amounts were considered part of the Total Enterprise Value calculated at the time of such Change of Control, then each Unitholder that received a Payment following such Change of Control shall receive from the Company (or its designee) an additional cash payment (an “Additional Payment”) equal to the product of (i) the outstanding Units held by such Unitholder at the time of such Change of Control, multiplied by (ii) the quotient obtained when the amount of Incremental Additional CIP Proceeds is divided by the aggregate amount of outstanding Units held by all Unitholders at the time of such Change of Control.

In addition, if any portion of the consideration payable in connection with a Qualified Liquidity Event is placed in escrow, the Board shall be entitled to place a pro rata portion of any Payment or Additional Payment to be made to any Unitholder in escrow, which escrowed amounts will be held subject to the same conditions as the escrowed consideration for such Qualified Liquidity Event.

Notwithstanding anything herein to the contrary, in the event that after the occurrence of one or more Partial Sales, a subsequent initial public offering, Change of Control or Refinancing occurs the Aggregate CIP Proceeds to be used to calculate the Payment (or Additional Payment) to be made to each holder of outstanding Units upon such initial public offering, Change of Control or Refinancing shall be determined by subtracting the aggregate value of all Payments previously distributed under the CIP.

Any Payment (or Additional Payment) shall be made as soon as reasonably practicable following the Qualified Liquidity Event (or at the time of any subsequent escrow release, purchase price adjustment, earnout or similar future payment), but in no event will a Payment (or Additional Payment) be made later than March 15 of the year following the year in which the Qualified Liquidity Event (or such subsequent escrow release, adjustment, earnout or similar future payment) occurs.

In the event there is a merger or similar transaction in which the Company is not the surviving entity and which does not constitute a Qualified Liquidity Event, the Board shall, at its option, (i) accelerate all payment obligations with respect to all Units under the CIP and thereafter terminate the CIP, (ii) have such surviving or acquiring entity assume all obligations under the CIP or (iii) provide replacement benefits, which, in the judgment of the Board, satisfy the requirements of Section 409A of the Internal Revenue Code and are substantially equivalent to the Units awarded under the CIP; provided, however, that any such replacement benefits will be payable only upon the occurrence of a Qualified Liquidity Event or at a time and in a form that otherwise satisfies the requirements of section 409A of the Internal Revenue Code applicable to deferred compensation.

The amounts payable under the CIP (or upon conversion of the Units) are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code applicable to deferred compensation. Accordingly, the CIP will be amended in a timely manner to the extent necessary from time to time to effectuate that intent.

Key Definitions:	“Acquisition TEV” shall mean, with respect to any acquisition by the Company or any of its subsidiaries, the aggregate Fair Market Value of the consideration delivered or paid by Parent, the Company or any of its subsidiaries in such acquisition, including the amount of all indebtedness for borrowed money issued or assumed by the Company or any of its subsidiaries or affiliates in respect of such acquisition and, without duplication, any fees or expenses paid by such entities to consummate such acquisition. The Acquisition TEV shall be determined by the Board in good faith and using its reasonable judgment at the time of the closing of the applicable acquisition, which determination shall be final and binding upon all Unitholders. To the extent there are any subsequent purchase price adjustments, earnouts or similar anticipated future payments paid or received by Parent, the Company or any of its subsidiaries or affiliates in such acquisition, such amounts shall increase or decrease the Acquisition TEV determined by the Board, if and when such amounts are actually paid or received.

“Board” shall mean the Board of Managers of Parent or the comparable governing board of any successor to Parent.

“Cause” shall mean (a) with respect to any Management Unitholder, the meaning of such term set forth in the Management Unitholder’s employment agreement, or, in the absence of an employment agreement, shall mean any of the following events or conditions, as determined by the Board in good faith: (i) the Unitholder’s refusal or willful failure to substantially perform his or her duties within five (5) days after a written demand for performance is delivered to the Unitholder by the Board, the board of directors or comparable governing body of any subsidiary or parent company of the Company or any designee of the Board or such board or body, which identifies in reasonable details the manner in which it is believed that the Unitholder has failed to perform his or her duties; (ii) the Unitholder’s gross negligence or willful misconduct with regard to the Company, any of its subsidiaries or parent companies, or any of its or their affiliates which has a material adverse impact on the Company, such subsidiary, parent company or affiliate, whether economic, or reputation wise or otherwise, as determined by the Board in good faith; (iii) the Unitholder’s indictment for, charge or conviction of, or pleading nolo contendere to, (A) a felony or any crime involving fraud, or material dishonesty or (B) any felony or crime involving moral turpitude that might reasonably be expected to adversely affect the Company, any of its subsidiaries or parent companies, or any of its or their affiliates, (iv) the Unitholder’s refusal or willful failure to follow a lawful, written direction of the Board, the board of directors or comparable governing body of any subsidiary or parent company of the Company or any designee of the Board or such board or body, within the scope of the Unitholder’s duties within five (5) days after written notice has been given to the Unitholder by the Board, such board or body that failure to follow the direction will be grounds for determining that “Cause” exists; (v) the Unitholder’s theft, fraud, or any material act of dishonesty related to the Company, any of its subsidiaries or parent companies, or any of its or their affiliates, or (vi) the Unitholder’s breach of a fiduciary duty owed to the Company, any of its subsidiaries or parent companies, or any of its or their affiliates; and (b) with respect to any Other Unitholder, any of the events or conditions described in clauses (i), (ii), (iii), (iv), (v) or (vi), as determined by the Board in good faith, or any other circumstance determined by the Board on the date of grant.

“Change of Control” shall have the meaning attributed to such term in Parent’s then current limited liability company operating agreement; provided if such agreement no longer includes such term, shall have the meaning attributed to such term in Parent’s limited liability company operating agreement immediately prior to its removal.

“Disposition TEV” shall mean, with respect to any disposition by the Company or any of its subsidiaries, the aggregate Fair Market Value of the consideration received by or paid on behalf of Parent, the Company or any of its subsidiaries or affiliates in such disposition, including any cash paid by the acquirer to or on behalf of Parent, the Company or any of its subsidiaries or affiliates in respect of any fees or expenses relating to such disposition, and the amount of all indebtedness for borrowed money, which is assumed by such acquiror, retired or defeased in connection with such disposition. The Disposition TEV shall be determined by the Board in good faith and using its reasonable judgment at the time of the closing of the applicable disposition, which determination shall be final and binding upon all Unitholders. To the extent there are any subsequent purchase price adjustments, earnouts or similar anticipated future payments received or paid by Parent, the Company or any of its subsidiaries or affiliates in such disposition, such amounts shall increase or decrease the Disposition TEV determined by the Board, if and when such amounts are actually received or paid, as the case may be.

“Fair Market Value” means, as of any date, as to any item or entity, the Board’s good faith determination of the fair value of such item or entity, as the case may be, as of the applicable reference date.

“Good Reason” shall mean, with respect to any Management Unitholder, the meaning of such term set forth in the Management Unitholder’s employment agreement, or, in the absence of an employment agreement, shall mean the failure by the Company and its subsidiaries, without the Management Unitholder’s written consent, to pay base salary, bonus or any other material compensation or material benefits when due, provided such failure is not cured by the Company and its subsidiaries within fifteen (15) days after receipt of the Management Unitholder’s written notification to the Company and its subsidiaries of such failure.

“Involuntary Termination Event” shall mean (a) with respect to any Management Unitholder, the termination of such Management Unitholder’s employment with the Company, its subsidiaries, its parent companies and any successor thereto (i) by any such entity for any reason other than for Cause, or (ii) by such Management Unitholder within 60 days of an event constituting Good Reason; and (b) with respect to any Other Unitholder, the termination of such Unitholder’s board, consulting or other relationship with the Company, its subsidiaries, its parent companies and any successor thereto by any such entity (or the applicable equityholders of such entity) for any reason other than for Cause (for avoidance of doubt, a resignation or other termination by such Other Unitholder shall not be considered an Involuntary Termination Event, regardless of the reason).

“Liquidity Event” shall mean (a) any Change of Control, (b) Partial Sale, (c) initial public offering of Parent, the Company or any of its subsidaires or (d) a Refinancing.

“Parent” shall mean Easton-Bell Sports, LLC, the ultimate parent company of the Company.

“Partial Sale” shall mean any sale or other disposition of any of Riddell Sports Group, Inc., a Delaware corporation, Bell Sports Corp., a Delaware corporation, or Easton Sports, Inc., a Delaware corporation, or any other sale or other disposition of more than 25% of the assets of the Company and its subsidiaries taken as a whole (including, without limitation, by way of a merger or consolidation or through the sale or other disposition of equity interest of any of its subsidiaries), whether pursuant to one transaction or a series of related transactions.

“Refinancing” shall mean any repurchase, redemption or refinancing of all or any portion of the capital stock or other equity interests in Parent or the Company held by the Company’s equity investors other than any such redemption, repurchase or refinancing that (i) is in accordance with Section 12 or Section 14 of Parent’s operating agreement or similar provisions in any stockholders agreement of the Company or any parent company or (ii) is pursuant to any compensation arrangements with employees arising out of or relating to the employment of such employee, which compensation arrangement, if with an officer, is approved by the Board.

“Threshold TEV” shall mean $1,200,000,000, plus the amount of any Acquisition TEV, minus the amount of any Disposition TEV.

“Total Enterprise Value” shall mean, in respect of any Qualified Liquidity Event, an amount equal to the aggregate Fair Market Value of Parent, the Company and its subsidiaries, on a consolidated basis, immediately prior to such transaction, which, in respect of any Change of Control shall reflect an amount equal to the aggregate value of (i) all cash and the Fair Market Value of all non-cash consideration received by Parent’s or the Company’s equity investors in such transaction in respect of their capital stock or other equity interests in Parent, the Company or any of its subsidiaries connection with such Qualified Liquidity Event, (ii) all purchase price adjustments, fees and expenses of such investors or the Company and its subsidiaries in connection with such Qualified Liquidity Event, and (iii) any indebtedness satisfied by the Company or any of its subsidiaries in connection with such Qualified Liquidity Event. Total Enterprise Value shall be determined by the Board in good faith and using its reasonable judgment at the time of such transaction, which determination shall be final and binding upon all Unitholders.

Termination:

The CIP shall immediately and automatically terminate on the first to occur of (i) the seven-year anniversary of the effective date of the CIP (provided that the obligation to make a Payment (or Additional Payment) to Unitholders arising out of any Qualified Liquidity Event that occurred on or prior to such date shall survive such termination), (ii) in the event any initial public offering or Change of Control that constitutes a Qualified Liquidity Event occurs (provided that in such event the obligation to make the Payment or any Additional Payment to Unitholders arising out of such Qualified Liquidity Event shall survive such termination), or (iii) Parent, the Company or any future parent is dissolved, becomes insolvent or files a petition for bankruptcy (or has such a petition filed against it). In addition, the CIP shall immediately terminate at such time when the aggregate Payments (and Additional Payments) under the CIP for all Qualified Liquidity Events equal the Aggregate CIP Proceeds.

In the event a Unitholder’s employment, board, consulting or other relationship with the Company, any of its subsidiaries, any of its parent companies or any successor thereto ends for any reason, other than as a result of an Involuntary Termination Event, such Unitholder’s Units shall automatically terminate and no longer be considered outstanding, and such Unitholder shall no longer be eligible to receive any Payment (or Additional Payment) under the CIP.

Conditions:

In order to receive Units under the CIP, a prospective Unitholder must return to the Company for cancellation any outstanding “Class B Common Units” (including any “Qualifying Class B Common Units”) that were previously issued to such prospective Unitholder pursuant to Parent’s limited liability company agreement.

In order to receive any Payment (or Additional Payment) under the CIP, each Unitholder may be requested by the Board to execute a release indicating such Unitholder’s acknowledgement and agreement that the calculation of such Payment (or Additional Payment) is correct and complete and that such Unitholder is not entitled to any further amounts under the CIP with respect to such Qualified Liquidity Event. If and to the extent any Unitholder refuses to deliver such release, the Board may, at its option and in its sole discretion, cancel the outstanding Units of such refusing Unitholder, whether or not vested.

Transferability:	The Units granted under the CIP are not transferable.

Administration:	The CIP shall be administered by the Board. The Board shall have the authority to (a) determine the terms and conditions of each award of Units; (b) prescribe the form of any instruments evidencing awards and to change any such form from time to time; (c) adopt, amend, waive and rescind provisions of the CIP, including by increasing the Maximum Unit Amount and the Aggregate CIP Proceeds; (d) calculate the amount of any Payment (or Additional Payment) due hereunder and (e) interpret the CIP and any award granted hereunder and to decide any questions and settle all controversies and disputes that may arise in connection with the CIP or any such award. Such determinations of the Board shall be conclusive and shall bind all Unitholders if made in good faith. Any amendments to, waivers of or rescission of provisions of the CIP approved by the Board shall apply to any outstanding Units as well as to future grants of Units; provided, that if and to the extent any such amendment, waiver or rescission would adversely affect the aggregate amount of Payments for all outstanding Units or otherwise adversely affect the right of any Unitholders to receive a Payment with respect to its Units, such amendment, waiver or rescission must be approved by the Unitholders that hold at least a majority of the then outstanding Units, and upon such approval shall thereafter apply to any and all outstanding Units (whether or not held by the approving Unitholders).

EXHIBIT A

EASTON-BELL SPORTS, INC. 2012 CASH INCENTIVE PLAN

[FORM OF] UNIT GRANT CERTIFICATE

Dated: [•]

Amount of Units: [•]

Subject to all of the terms and conditions set forth in the Easton-Bell Sports, Inc. 2012 Cash Incentive Plan (as such may be amended from time to time, the “Plan”), [•] (the “Participant”) is hereby granted the number of Units (as defined in the Plan) set forth above.

This certificate and the Units granted to the Participant hereunder will expire at such time as set forth in the Plan. Upon such expiration, the Units represented by this certificate will no longer be outstanding.

EB SPORTS CORP.

By:
Name:
Title:

By countersigning this certificate, the Participant (i) acknowledges receipt of the Plan and accepts and agrees to the terms set forth therein as applicable to the Units granted to the undersigned hereunder, and (ii) acknowledges that it has returned for cancellation any outstanding “Class B Common Units” (including any “Qualifying Class B Common Units”) it holds in Easton-Bell Sports, LLC (“Parent Units”) that were previously issued to the undersigned pursuant to the limited liability company agreement of such entity, and that it no longer has any interest in such Parent Units and that any such Parent Units have been cancelled and are no longer outstanding.

Accepted and Agreed:

By:
Name: